Exhibit 24

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that for a period of twelve months from the date hereof, each person whose signature appears below, constitutes and appoints any two of John Bestbier, Justin Kretzschmar and Derek Muller his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable in connection with the reporting of beneficial ownership interests in the shares of common stock, par value $0.001 per share, of Net 1 UEPS Technologies, Inc., a public company incorporated in Florida, on Forms 3, 4 or 5, as the case may be, as and when required by Section 16 of the U.S. Securities Exchange Act of 1934 and the rules promulgated thereunder.

Joint Filer Information
NEDBANK GROUP LIMITED
Name:	Nedbank Group Limited
Address:	135 Rivonia Road
Sandown, 2196 South Africa
Designated Filer:	Nedbank Limited
Issuer and Ticker Symbol:	Net 1 UEPS Technologies, Inc. (“NOUT.OB”)
Date of Event Requiring Statement:	June 30, 2004

Signature:	/s/ Thomas Boardman
CEO, Nedbank Group

Signature:	/s/ Derek Muller
Director, Chief Executive’s Office

Dated: 29 June 2005